Exhibit 99
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Third Quarter Financial Results

LOWELL, MA, October 21, 2021 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended September 30, 2021 of $9.8 million, or $0.81 per diluted common share, compared to $10.3 million, or $0.87 per diluted common share, for the three months ended September 30, 2020. Net income for the nine months ended September 30, 2021 amounted to $31.3 million, or $2.60 per diluted common share, compared to $21.6 million, or $1.81 per diluted common share, for the nine months ended September 30, 2020.
As previously announced on October 19, 2021, the Company declared a quarterly dividend of $0.185 per common share to be paid on December 1, 2021 to shareholders of record as of November 10, 2021.

Chief Executive Officer Jack Clancy commented, “I am pleased to report our strong third quarter and year-to-date financial results. Our financial results during the third quarter of 2021 were derived primarily from strong net interest income, which included $4.9 million in PPP loan income, and a lower provision for credit losses, partially offset by higher non-interest expense. During the quarter we reduced future interest expense by paying off a borrowing and terminating interest-rate hedges, resulting in a loss on termination of $1.8 million.”

Mr. Clancy continued, “Our balance sheet remains characterized by high liquidity with interest-earning deposits with banks amounting to $606.3 million or 14% of total assets at September 30, 2021. During the third quarter of 2021 we invested significantly in our bond portfolio increasing total investments to $819.2 million at September 30, 2021, compared to $634.0 million at June 30, 2021. Despite the increase, our liquidity remained elevated as we experienced $156.2 million in PPP loan forgiveness and $81.3 million in deposit growth over the same period. As of September 30, 2021, PPP loans outstanding amounted to $148.2 million, net of deferred SBA fees. Excluding PPP loans, we had strong loan growth of $45.8 million during the third quarter of 2021.”

Executive Chairman & Founder George Duncan commented, “During the third quarter of 2021, we achieved very positive accomplishments in our branch network. We completed the Lawrence, Massachusetts branch relocation and made great progress towards our Lexington, Massachusetts relocation, which we expect to complete in late December or early January. Construction on our 27th branch, which will be located in Londonderry, New Hampshire, has begun and we anticipate opening in the second quarter of 2022.”

On September 9, 2021, Enterprise Bank was recognized at the Boston Business Journal's Corporate Citizenship Summit as ranking 3rd for the highest average hours of community service and 51st among the largest corporate donors in Massachusetts. Mr. Duncan said, "I am personally very proud of this team accomplishment. Our commitment to the communities we serve is entrenched in our culture and reflects our deep sense of purpose as a genuine community bank.”

Net Income
Net income for the three and nine months ended September 30, 2021 amounted to $9.8 million, a decrease of $494 thousand, and $31.3 million, an increase of $9.7 million, compared to the respective prior year periods. The changes in net income were primarily attributable to increases in net interest income and decreases in the provision for credit losses, partially offset by decreases in non-interest income and increases in non-interest expense. Non-interest income for the third quarter of 2021 included a $1.8 million loss from the termination of interest-rate swaps used in hedge transactions. Excluding this realized loss, non-interest income increased over the respective prior year periods.

Net Interest Income
Net interest income for the three and nine months ended September 30, 2021 amounted to $35.9 million, an increase of $2.3 million, or 7%, and $105.9 million, an increase of $9.9 million, or 10%, compared to the respective prior year periods.
•The quarter-to-date increase was due largely to increases in PPP loan income of $1.4 million and investment security income of $668 thousand and lower deposit interest expense of $1.4 million, partially offset by lower non-PPP loan income of $1.5 million.
•The year-to-date increase was due largely to an increase in PPP loan income of $10.5 million and lower deposit interest expense of $6.6 million, partially offset by a decrease in non-PPP loan income of $7.2 million and an increase in subordinated debt interest expense of $1.2 million.
•Net interest income included PPP loan income of $4.9 million and $16.5 million for the three and nine month periods of 2021, compared to $3.5 million and $6.0 million for each of the respective periods in 2020.

Net Interest Margin
Tax equivalent net interest margin (“net interest margin” or “margin”) was 3.39% and 3.46% for the three months ended September 30, 2021 and 2020, respectively. Margin was 3.48% and 3.63% for the nine months ended September 30, 2021 and 2020, respectively.

Margin has been negatively impacted by large balances in lower-yielding interest-earning deposits with banks, and to a lesser extent loan pay-downs and a lower interest rate environment, partially offset by accelerated SBA fee income on PPP loan forgiveness.

For the three months ended September 30, 2021 and 2020:
•The average interest-earning deposits with banks were $675.7 million and $257.8 million.
•The average PPP loan balances, net of deferred SBA fees, were $223.6 million and $493.8 million.
•Adjusted net interest margin (non-GAAP) was 3.68% and 3.84%.
For the nine months ended September 30, 2021 and 2020:
•The average interest-earning deposits with banks were $488.2 million and $146.5 million.
•The average PPP loan balances, net of deferred SBA fees, were $361.9 million and $288.0 million.
•Adjusted net interest margin (non-GAAP) was 3.69% and 3.87%.
Provision for Credit Losses
The provision for credit losses for the three and nine months ended September 30, 2021, amounted to $28 thousand, and $747 thousand, a decrease of $1.5 million and $9.7 million, compared to the respective prior year periods.
•The current three-and-nine-month provisions resulted primarily from core loan growth (non-GAAP) and an increase in reserves for unfunded commitments, partially offset by a reduction from changes in general loan loss reserve factors and declines in reserves for individually evaluated loans.
•The provision in the prior year periods reflected increases in reserves related to the anticipated impact of the COVID-19 pandemic on the credit quality of the loan portfolio and an increase in reserves for individually evaluated loans.
Non-Interest Income
Non-interest income for the three and nine months ended September 30, 2021, amounted to $3.1 million, a decrease of $1.2 million, or 29%, and $12.1 million, a decrease of $402 thousand, or 3%, compared to the respective prior year periods.

•The decrease for the current three-month period resulted primarily from a $1.8 million loss on the early termination of $75.0 million in interest-rate swaps used in hedges.
•Excluding the interest-rate swap termination, non-interest income during the third quarter of 2021 increased $602 thousand, compared to the prior period, resulting primarily from increases in wealth management fees of $299 thousand and deposit and interchange fees of $206 thousand, partially offset by decreases in net gains on sales of loans of $152 thousand and on sales of debt securities of $127 thousand.
•Excluding the interest-rate swap termination, year-to-date non-interest income increased $1.4 million, compared to the prior year, resulting primarily from increases in wealth management fees of $763 thousand, deposit and interchange fees of $266 thousand and equity securities market value gains of $290 thousand included in other income.
Non-Interest Expense
Non-interest expense for the three and nine months ended September 30, 2021, amounted to $25.8 million, an increase of $3.0 million, or 13%, and $75.6 million, an increase of $5.8 million, or 8%, compared to the respective prior year periods.
•The increase for the current three-month period resulted primarily from increases in salaries and employee benefits of $2.2 million, occupancy and equipment of $372 thousand and technology and telecommunications of $267 thousand due primarily to the Company's long-term growth and technology initiatives.
•The increase for the current nine-month period resulted primarily from increases in salaries and employee benefits of $3.1 million, occupancy and equipment of $911 thousand, technology and telecommunications of $1.1 million, and a loss on the redemption of subordinated debt of $713 thousand included in other operating expenses, partially offset by the decrease in deposit insurance premiums of $363 thousand.
•The current three-and-nine-month results were impacted by increases of $1.3 million and $1.8 million, respectively, in the Company's variable compensation incentive plan, which are included in salary and employee benefits. Excluding this increase, non-interest expense for the three and nine-month periods increased 8% and 6% over the comparable prior year results.
Adoption of CECL
In the first quarter of 2021, the Company adopted the Financial Accounting Standards Board's guidance related to measuring credit losses, including the current expected credit losses (“CECL”) methodology for estimating the allowance for credit losses ("ACL"). The CECL methodology requires earlier recognition of credit losses using a lifetime credit loss measurement approach that also requires the consideration of reasonable and supportable forecasts in the estimate.

The adoption of CECL resulted in the Company recording a net cumulative-effect adjustment, effective January 1, 2021, that decreased retained earnings by $6.5 million, net of $2.5 million in deferred income taxes. The ACL for loans increased by $6.6 million and the ACL for unfunded commitments (included in other liabilities) increased by $2.4 million.

Asset Quality
The ACL for loans amounted to $47.3 million, or 1.66% of total loans and 1.75% of total core loans (non-GAAP), at September 30, 2021, compared to $44.6 million, or 1.45% of total loans and 1.69% of total core loans (non-GAAP), at December 31, 2020. The ACL for unfunded commitments amounted to $3.0 million at September 30, 2021.

Net charge-offs for the three and nine months ended September 30, 2021 amounted to $2.1 million and $4.1 million, compared to $64 thousand and $176 thousand for the respective prior year periods. Net charge-offs for 2021 related primarily to two individually evaluated commercial loans, which were fully reserved for prior to 2021.

Payment deferrals due to COVID-19 remained active on 4 loans, amounting to $11.8 million, or 0.44% of total core loans (non-GAAP), at September 30, 2021, compared to 17 loans amounting to $36.0 million, or 1.36% of total core loans (non-GAAP), at June 30, 2021.

Non-performing assets amounted to $30.2 million, or 0.68% of total assets, at September 30, 2021, compared to $38.1 million, or 0.95% of total assets, at December 31, 2020, and $21.6 million, or 0.53% of total assets, at September 30, 2020.
•The Company had $2.4 million in OREO at September 30, 2021, consisting of one commercial office building reclassified to OREO in April 2021, and had no OREO at December 31, 2020 and September 30, 2020.
•The decrease in non-performing assets at September 30, 2021, compared to December 31, 2020, was due to the partial charge-off of two commercial relationships, including the note related to the OREO property discussed above, as well as principal pay-downs and credit upgrades based on improved performance, partially offset by additional downgrades.
•The increase in non-performing assets at December 31, 2020, compared to September 30, 2020, was due primarily to three commercial relationships, including the note related to the OREO property discussed above, which were placed on non-accrual in late 2020 and are in industries that have been highly impacted by the pandemic.
Balance Sheet
Total assets amounted to $4.45 billion at September 30, 2021, compared to $4.01 billion at December 31, 2020, an increase of $437.1 million, or 11%. The increase related primarily to net increases in interest-earning assets.
Total interest-earning deposits with banks amounted to $606.3 million at September 30, 2021, compared to $213.1 million at December 31, 2020. The increase resulted primarily from increases in customer deposits and PPP loan forgiveness payments received from the SBA. Excess liquidity was partially utilized to fund growth in the Company's investment security portfolio and core loans (non-GAAP) during the quarter ended September 30, 2021.
Total investments amounted to $819.2 million at September 30, 2021, compared to $583.0 million at December 31, 2020, an increase of $236.2 million, or 41%. The increase resulted primarily from purchases of $211.4 million during the current quarter.
Total loans amounted to $2.85 billion at September 30, 2021, compared to $3.07 billion at December 31, 2020, a decrease of $225.8 million, or 7%.
•As of September 30, 2021, the Company had 846 PPP loans outstanding with a principal balance of $153.6 million and deferred SBA fees of $5.3 million compared to 2,633 PPP loans outstanding with a principal balance of $453.1 million and deferred SBA fees of $10.0 million at December 31, 2020.
•During the nine-month period ended September 30, 2021, PPP forgiveness payments received from the SBA amounted to $507.3 million and round three PPP originations, which ended in May 2021, amounted to $207.8 million.
Total core loans (non-GAAP) amounted to $2.70 billion at September 30, 2021 and increased $69.1 million or 3%, compared to December 31, 2020. Core loans (non-GAAP) increased $45.8 million, or 2%, during the third quarter (7% annualized rate).
Customer deposits amounted to $3.97 billion at September 30, 2021, compared to $3.48 billion at December 31, 2020, an increase of $494.7 million, or 14%. Customer deposits increased $81.3 million, or 2%, during the third quarter of 2021.
Wealth assets under management, which are not carried as assets on the Company's consolidated balance sheets, amounted to $966.2 million at September 30, 2021, compared to $976.5 million at December 31, 2020, a decrease of $10.3 million, or 1%. The decrease resulted primarily from the departure of a large institutional relationship following the client's merger. Excluding the aforementioned client, assets under management increased 9% over the nine-month period from net new assets and increases in market values.

Capital
The Total Regulatory Capital and Tier 1 Capital to risk weighted asset ratios for the Company were 14.15% and 10.93%, respectively, at September 30, 2021. The Company's September 30, 2021 capital ratios have been impacted by the following since September 30, 2020:
•The redemption of $15.0 million of fixed-to-floating rate subordinated notes in the first quarter of 2021, which were classified as Tier 2 capital. Tier 1 capital was not impacted by the redemption.
•The adoption of CECL in the first quarter of 2021,which resulted in a $6.5 million deduction from capital.
•Additionally, the Total Regulatory Capital and Tier 1 Capital ratios were positively impacted by growth in lower risk-weighted assets and retained earnings during the period.
Non-GAAP Measures
Throughout this press release we have noted certain balances, ratios or other measures of the Company’s performance which exclude the impact of PPP loans, which we expect to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as “core.” In addition, we refer to any balance, ratio or measure that excludes PPP loans and interest-earning deposits with banks as “adjusted.” The core and adjusted balances, ratios and measures were derived in order to provide more meaningful comparisons to prior periods as: (1) PPP loans outstanding have been originated within the last 18 months and the majority are expected to pay off during the next several quarters; and (2) growth in customer deposits and PPP loan pay-downs have led to temporarily high liquidity, carried as lower-yielding interest-earning deposits with banks, compared to prior periods. The tables beginning on page 10 provide a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles (“GAAP”).
About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 128 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, and trust services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is in the process of constructing a branch office in Londonderry, New Hampshire and anticipates that this location will open in the second quarter of 2022.
Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the ongoing COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	September 30, 2021	December 31, 2020	September 30, 2020
Assets
Cash and cash equivalents:
Cash and due from banks	$38,056	$40,636	$43,660
Interest-earning deposits with banks	606,321	213,146	264,704
Total cash and cash equivalents	644,377	253,782	308,364
Investments:
Debt securities at fair value (amortized cost of $800,250, $551,191, and $466,322 respectively)	817,781	582,303	497,480
Equity securities at fair value	1,441	746	651
Total investment securities at fair value	819,222	583,049	498,131
Federal Home Loan Bank stock	2,164	1,905	1,905
Loans held for sale	413	371	5,311
Loans:
Total loans	2,848,110	3,073,860	3,150,815
Allowance for credit losses	(47,262)	(44,565)	(43,835)
Net loans	2,800,848	3,029,295	3,106,980
Premises and equipment, net	44,630	46,708	47,145
Lease right-of-use asset	24,477	18,439	18,580
Accrued interest receivable	13,785	16,079	16,466
Deferred income taxes, net	15,720	11,290	8,064
Bank-owned life insurance	61,881	31,363	31,222
Prepaid income taxes	3,542	2,449	3,388
Prepaid expenses and other assets	14,717	13,938	9,335
Goodwill	5,656	5,656	5,656
Total assets	$4,451,432	$4,014,324	$4,060,547
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$3,970,936	$3,476,268	$3,535,065
Brokered deposits	—	74,995	74,995
Total deposits	3,970,936	3,551,263	3,610,060
Borrowed funds	8,600	4,774	1,679
Subordinated debt	58,949	73,744	73,725
Lease liability	23,748	17,539	17,690
Accrued expenses and other liabilities	41,902	30,638	30,342
Accrued interest payable	757	1,940	1,271
Total liabilities	4,104,892	3,679,898	3,734,767
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,029,601, 11,937,795, and 11,926,198 shares issued and outstanding, respectively	120	119	119
Additional paid-in capital	99,619	97,137	96,402
Retained earnings	233,137	214,977	207,206
Accumulated other comprehensive income	13,664	22,193	22,053
Total stockholders’ equity	346,540	334,426	325,780
Total liabilities and stockholders’ equity	$4,451,432	$4,014,324	$4,060,547

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Loans and loans held for sale	$33,420	$33,481	$100,730	$97,472
Investment securities	3,893	3,225	10,715	10,093
Other interest-earning assets	262	71	471	315
Total interest and dividend income	37,575	36,777	111,916	107,880
Interest expense:
Deposits	862	2,231	3,295	9,856
Borrowed funds	17	8	43	603
Subordinated debt	817	1,007	2,677	1,468
Total interest expense	1,696	3,246	6,015	11,927
Net interest income	35,879	33,531	105,901	95,953
Provision for credit losses	28	1,575	747	10,397
Net interest income after provision for credit losses	35,851	31,956	105,154	85,556
Non-interest income:
Wealth management fees	1,768	1,469	5,018	4,255
Deposit and interchange fees	1,813	1,607	5,070	4,804
Income on bank-owned life insurance, net	250	143	518	446
Net gains on sales of debt securities	—	127	128	227
Net gains on sales of loans	177	329	795	814
Loss on termination of swaps	(1,847)	—	(1,847)	—
Other income	918	649	2,448	1,986
Total non-interest income	3,079	4,324	12,130	12,532
Non-interest expense:
Salaries and employee benefits	17,224	15,031	49,377	46,267
Occupancy and equipment expenses	2,471	2,099	7,268	6,357
Technology and telecommunications expenses	2,583	2,316	7,877	6,815
Advertising and public relations expenses	435	372	1,602	1,506
Audit, legal and other professional fees	558	498	1,702	1,715
Deposit insurance premiums	593	749	1,327	1,690
Supplies and postage expenses	200	202	605	675
Loss on extinguishment of subordinated debt	—	—	713	—
Other operating expenses	1,705	1,502	5,138	4,752
Total non-interest expense	25,769	22,769	75,609	69,777
Income before income taxes	13,161	13,511	41,675	28,311
Provision for income taxes	3,329	3,185	10,352	6,712
Net income	$9,832	$10,326	$31,323	$21,599

Basic earnings per common share	$0.82	$0.87	$2.61	$1.82
Diluted earnings per common share	$0.81	$0.87	$2.60	$1.81

Basic weighted average common shares outstanding	12,022,610	11,916,486	11,997,199	11,886,811
Diluted weighted average common shares outstanding	12,065,100	11,927,043	12,038,562	11,908,716

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the nine months ended	At or for the year ended	At or for the nine months ended
(Dollars in thousands, except per share data)	September 30, 2021	December 31, 2020	September 30, 2020
BALANCE SHEET DATA
Total assets	$4,451,432	$4,014,324	$4,060,547
Wealth assets under management	966,180	976,502	893,538
Total assets under management	$5,417,612	$4,990,826	$4,954,085

INCOME STATEMENT RATIOS (annualized)
Return on average total assets	0.98%	0.82%	0.77%
Return on average stockholders’ equity	12.47%	9.95%	9.25%
Net interest margin (tax equivalent)(1)	3.48%	3.59%	3.63%

STOCKHOLDERS' EQUITY RATIOS
Book value per common share	$28.81	$28.01	$27.32
Dividends paid per common share	$0.56	$0.70	$0.53

CAPITAL RATIOS
Total capital to risk weighted assets	14.15%	14.62%	14.31%
Tier 1 capital to risk weighted assets	10.93%	10.77%	10.47%
Tier 1 capital to average assets	7.42%	7.52%	7.39%
Common equity tier 1 capital to risk weighted assets	10.93%	10.77%	10.47%

CREDIT QUALITY DATA
Non-performing loans	$27,835	$38,050	$21,641
Non-performing assets	$30,235	$38,050	$21,641

Non-performing loans to total loans	0.98%	1.24%	0.69%
Non-performing loans to total core loans (non-GAAP)(2)	1.03%	1.45%	0.81%

Non-performing assets to total assets	0.68%	0.95%	0.53%

Allowance for credit losses to total loans	1.66%	1.45%	1.39%
Allowance for credit losses to total core loans (non-GAAP)(2)	1.75%	1.69%	1.65%

(1)Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest-earning assets.

(2)See non-GAAP measures table below for PPP-adjusted balances referred to as core.

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

NON-GAAP MEASURES

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures and ratios we present, including PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies.

The following table summarizes the reconciliation of GAAP items to non-GAAP items related to the impact of PPP loans on total loans and assets:

(Dollars in thousands)	September 30, 2021	December 31, 2020	September 30, 2020
TOTAL CORE LOANS
Total loans	$2,848,110	$3,073,860	$3,150,815
Adjustment: PPP loans	(153,552)	(453,084)	(508,196)
Adjustment: Deferred PPP fees	5,312	10,014	13,495
Total core loans (non-GAAP)	$2,699,870	$2,630,790	$2,656,114

The following table summarizes the reconciliation of GAAP items to non-GAAP items related to the impact of PPP loans and interest-earning deposits with banks:

	Three months ended	Three months ended
(Dollars in thousands)	September 30, 2021	September 30, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,250,266	$3,898,091
Adjustment: Average PPP loans, net	(223,611)	(493,783)
Adjustment: Average interest-earning deposits with banks	(675,746)	(257,807)
Total adjusted average interest-earning assets (non-GAAP)	$3,350,909	$3,146,501

ADJUSTED NET INTEREST INCOME
Net interest income (tax equivalent)	$36,231	$33,886
Adjustment: PPP income	(4,898)	(3,469)
Adjustment: Interest on interest-earning deposits with banks	(254)	(59)
Adjusted net interest income (tax equivalent) (non-GAAP)	$31,079	$30,358

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.39%	3.46%
Adjustment: PPP effect(1)	(0.30)%	0.10%
Adjustment: Interest-earning deposits with banks effect(2)	0.59%	0.28%
Adjusted net interest margin (tax equivalent) (non-GAAP)	3.68%	3.84%

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

	Nine months ended	Nine months ended
(Dollars in thousands)	September 30, 2021	September 30, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets	$4,108,528	$3,570,224
Adjustment: Average PPP loans, net	(361,924)	(287,969)
Adjustment: Average interest-earning deposits with banks	(488,181)	(146,457)
Total adjusted average interest-earning assets (non-GAAP)	$3,258,423	$3,135,798

ADJUSTED INTEREST INCOME
Net interest income (tax equivalent)(3)	$106,970	$97,026
Adjustment: PPP income	(16,495)	(5,990)
Adjustment: Interest on interest-earning deposits with banks	(458)	(191)
Adjusted net interest income (tax equivalent) (non-GAAP)	$90,017	$90,845

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent)	3.48%	3.63%
Adjustment: PPP effect(1)	(0.25)%	0.08%
Adjustment: Interest-earning deposits with banks effect(2)	0.46%	0.16%
Adjusted net interest margin (tax equivalent) (non-GAAP)	3.69%	3.87%

(1)PPP loan adjustments include an elimination of average PPP loans, net of deferred SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in net interest income.

(2)Interest-earning deposit adjustments include an elimination of average interest-earning deposits with banks, as well as interest income on interest-earning deposits with banks, included in net interest income.

(3)Nine-month results reflect tax equivalent adjustments as of September 30 of the years presented.